FOR IMMEDIATE RELEASE

Penske Automotive Group Announces Redemption of
3.5% Senior Subordinated Convertible Notes Due 2026

BLOOMFIELD HILLS, MI, May 25, 2012 – Penske Automotive Group, Inc., (NYSE: PAG), an international automotive retailer, today announced that it has given notice to holders of the $63,324,000 outstanding principal amount of its 3.5% Senior Subordinated Convertible Notes due 2026 (the “Notes”) that the Company is redeeming (the “Redemption”) all of the Notes at a redemption price of 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding June 25, 2012 (the “Redemption Date”).

In lieu of surrendering Notes for redemption, Note holders may elect to convert the Notes at any time prior to the close of business on June 21, 2012, which is the second business day prior to the redemption date, based on a conversion rate of 42.7796 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes (which is equal to a conversion price of approximately $23.38 per share).   The $63.3 million principal amount of the Notes will be paid in cash, and the conversion premium, if any, will be paid in cash or stock, at the Company’s election in accordance with the terms of the indenture governing the Notes. The conversion agent is The Bank of New York Mellon Trust Company, N.A.

The Company’s notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the paying agent, The Bank of New York Mellon Trust Company, N.A.

The address of The Bank of New York Mellon Trust Company, N.A., is Bond Redemption Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057,  Attention: Mr. Dan Donovan, Phone: (312) 827-8547, Fax: (312) 827-8542.  E-mail:  dan.donovan@bnymellon.com

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to sell, the Notes.

ABOUT PENSKE AUTOMOTIVE GROUP
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 337 retail automotive franchises, representing 40 different brands and 29 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 17 states and Puerto Rico and 167 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Company inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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